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Exhibit 99.1

Dot Hill Announces $17.8 Million Private Placement of Common Stock

CARLSBAD, Calif.—March 12, 2003—Dot Hill Systems Corp. (AMEX:HIL), today announced that it has sold 4,750,000 shares of its common stock in a private placement at $3.75 per share to institutional investors resulting in gross proceeds to Dot Hill of approximately $17.8 million. After commissions and expenses, the net proceeds to the Company will be approximately $16.6 million. The $3.75 price per share in the transaction represents a 14 percent discount to the five-day VWAP (the volume weighted average price of the company's common stock as traded on the American Stock Exchange for the five days ending March 11, 2003).

The transaction is scheduled to close on Friday, March 14, 2003. The closing is subject to standard closing conditions. The Common Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company has agreed to file a registration statement to register future resales of the shares.

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  Exhibit 99.1